Exhibit 10.3

Consulting Agreement

This Consulting Agreement (the "Agreement") is made and entered into, dated as of February 10, 2017 (the “Agreement Date”), and effective on the date specified in Section 10.2, below (the "Effective Date"), by and between EnerJex Resources, Inc., a Nevada corporation (the "Company"), and Douglas Wright, an individual ("Consultant"), with reference to the following facts:

Recitals:

A.       The Company is an oil and gas producer and shares of its common stock are listed for trading on the NYSE MKT.

B.       Consultant has served as the Chief Financial Officer of the Company and as of the Effective Date of this Agreement, is resigning from employment [and as Chief Financial Officer] in order to begin to pursue other commercial opportunities.

C.       The Company and Consultant have agreed to execute this Agreement in order to memorialize the terms and conditions on which Consultant shall resign as an employee and provide financial and accounting services to the Company as an independent contractor.

Agreements:

Now, Therefore, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Performance of Services

1.1       Engagement. The Company hereby engages Consultant on the terms and conditions set forth in this Agreement to perform in connection with the Company's Business the services described in Appendix 1 hereto (collectively, the "Services").

(a)       Limited Officer Responsibility. Solely for purposes of enabling Consultant to execute the officer certification for the Company’s annual report on Form 10-K for the year ended December 31, 2016, Consultant shall continue to serve as Chief Financial Officer of the Company through the date on which the Company files such Form 10-K. In his capacity as Chief Financial Officer, Consultant’s sole responsibility and duty shall be to supervise the preparation and filing, and sign the “Chief Financial Officer certification thereon. For the avoidance of doubt, all other duties and responsibilities customarily delegated to the chief financial officer under Nevada law and the resolutions and practices of the Company with respect to periods commencing on and after the Effective Date of this Agreement shall be delegated to and discharged by the Company’s chief executive officer or other designee of the Board of Directors.

(b)       Business Time. The parties agree that in accordance with Appendix 1 hereto, Consultant shall devote to the performance of Services pursuant to this Agreement (i) substantially all of his business time through March 31, 2017, and (ii) thereafter as much of his business time as needed for the performance of his duties for the Company under this Agreement.

(c)       Location. Consultant shall perform the Services primarily from the Company's principal executive offices in San Antonio, Texas, and, with the permission of the Company from time to time, from Consultant's own offices.

(d)       Reporting. Consultant shall report to the Company's chief executive officer and to members of the Board of Directors or their designees.

1.2       Acceptance. Consultant hereby accepts the engagement by the Company pursuant to Section 1.1, above, and agrees to perform the Services in a competent, efficient, trustworthy, and businesslike manner.

2.       Compensation. The Company shall compensate Consultant for Consultant's Services pursuant to this Agreement as follows:

2.1       Consulting Fees. The Company shall pay to Consultant consulting fees at the rate per month specified in Appendix 1 hereto, payable in bi-monthly (i.e., twice monthly) installments in advance on the first (1st) day and on the sixteenth (16th) day of each calendar month during the term hereof. If any portion of the term of this Agreement commences or ends on a day other than the first or last day of any calendar month, then the consulting fees payable from the first or last day of the term hereof until the next succeeding 1st or 16th day of the calendar month (whichever occurs first) shall be pro rated based upon the number of days in such short period.

2.2       Reimbursement of Expenses. The Company shall reimburse Consultant for authorized expenses paid or incurred by Consultant directly in connection with performing the Services, including a reimbursement of up to $3,000 for expenses including, without limitation, legal expenses incurred by Consultant in connection with negotiating and entering into this Agreement, provided that such expenses are reasonable in amount and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement therefor.

2.3       Amounts Owed for Prior Service. The Company shall also immediately reimburse Consultant for the amount of $21,000.00, which Consultant paid for health care coverage under the Company’s policies of coverage, which amounts per the terms of Consultant’s employment agreement were to have been paid by the Company. The Company shall also immediately pay Consultant for any previously accrued and unused vacation time accumulated during Consultant’s prior employment with the Company in the agreed amount of $15,000.00 consistent with the Company’s employment practices and Consultant’s prior employment agreement with the Company.

3.       Confidential Information

3.1       No Improper Use of Third-Party Confidential Information. Consultant acknowledges that the Company does not desire to obtain improperly any proprietary or confidential information owned by any company or other person with whom Consultant now has or heretofore has had a consulting engagement or employment relationship, and therefore agrees that (a) Consultant shall not bring to the Company or share with any employee or other representative of the Company any written, electronic, or other materials containing any confidential information belonging to any such current or former employer or other person, and (b) Consultant shall not provide any such information in any other form to the Company (or any representative of the Company) in violation of any agreements or any other obligations that Consultant may owe to any other persons.

3.2       Nondisclosure and Trade Secret Policy. Consultant agrees, as a condition of Consultant's engagement hereunder, to abide by the terms of the Company's Proprietary Information and Inventions Policy.

4.       Nondisclosure and Non-Circumvention Agreement; Non-Competition; Non-Solicitation.

4.1       Nondisclosure and Non-Circumvention Agreement. Consultant acknowledges that he and the Company previously executed (i) an Employment Agreement and (ii) a Nondisclosure and Non-Circumvention Agreement but agrees that this Agreement shall supersede and replace all prior and contemporaneous agreements and understandings to the extent the same relate to the matters addressed in this Section 4, including the previously executed Employment Agreement and Nondisclosure and Non-Circumvention Agreement.

4.2       Non-Competition. Subject to Section 4.4, below, Consultant acknowledges that the nature of the Company's business is such that if Consultant were to become employed by, or substantially involved in, the business of a competitor of the Company during the period of one (1) year following the Agreement Date, then it would be difficult for Consultant not to rely on or use the Company's trade secrets and confidential information in connection with that employment.

(a)       Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Consultant acknowledges and agrees that his right to receive the Separation and Consulting Consideration shall be conditioned upon Consultant not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), or having any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly competes with Company or is a customer of the Company and has operations located within a radius of five (5) miles from any property that is leased, owned, or operated by the Company as of the Agreement Date. If Consultant engages, invests, or otherwise participates in any competitive activity described in this Section 4.2, then the Company shall (i) not have any obligation to provide any further Separation and Consulting Consideration that has not been provided as of the date on which the Company discovers such activity, and (ii) be entitled to recover or rescind the delivery of any portion of the Separation and Consulting Consideration previously provided by the Company. This remedy shall be in addition to all other remedies the Company may have for any such breach.

(b)       Notwithstanding the foregoing, Consultant shall not be deemed to be in violation of the foregoing restriction solely by reason of Consultant's owning not more than one percent (1.0%) of the equity securities of any corporation or other business enterprise, the equity securities of which are listed for trading on a national securities exchange.

4.3       Non-Solicitation. Subject to Section 4.4, below, until the date that is one (1) year after the Agreement Date, Consultant agrees and acknowledges that Consultant's right to receive the Separation and Consulting Consideration shall be conditioned upon Consultant not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or inducing or otherwise causing an employee to leave his or her employment with the Company (regardless of whether to commence employment with Consultant or with any other entity or person). If Consultant engages in any such activity, then the Company shall (a) not have any obligation to provide any further Separation and Consulting Consideration that has not been provided as of the date on which the Company discovers such activity, and (b) be entitled to recover or rescind the delivery of any portion of the Separation and Consulting Consideration previously provided by the Company. This remedy shall be in addition to all other remedies the Company may have for any such breach.

4.4       Exception.

(a)       Notwithstanding anything in this Section 4 to the contrary, (i) Consultant shall be permitted to work and (ii) shall not be deemed to be in violation of his covenants under the foregoing provisions of Section 4 by reason of working as an employee of or consultant to (including in the circumstances where some portion of the compensation for such employment or consulting activity is paid in any working interest, performance incentive bonus or other form of equity compensation) any entity that acquires any portion of the Company's current assets located in Colorado and Texas (an “Excluded Entity”) following such Excluded Entity or Excluded Entities’ purchase of such assets.

(b)       Notwithstanding anything in this Section 4 to the contrary, an Excluded Entity shall not be deemed in violation of this Section 4 if the Excluded Entity or Consultant, as a representative of Excluded Entity, directly or indirectly solicits, recruits or ultimately employs any employee of the Company.

5.       Indemnification. The Consultant will be entitled to the continued right to indemnification, (i) in accordance with the terms of the Indemnification Agreement between the Company and the Consultant dated May 10, 2013 (the “Indemnification Agreement”), (ii) any and all rights to indemnification under the Articles of Incorporation and Bylaws of the Company and (iii) governing statutory and common law. The Company agrees and acknowledges that the foregoing rights are vested contract rights of the Consultant and may not be changed in a manner adverse to the Consultant. After the Effective Date, the Consultant’s right to indemnification and advancement of fees from the Company will continue in accordance with the Indemnification Agreement with respect to all current matters and will be applicable with respect to any and all continuing and/or future investigations or matters that may arise on or after the Effective Date that concern the Consultant’s activities while an employee, consultant or director of the Company. From and after the Effective Date of this Agreement, the Company will (a) maintain in force at all times directors’ and officers’ liability insurance for the Employee in an amount and scope at least as favorable as the coverage presently applicable to directors and officers of the Company, and (b) prior to the expiration of the term of any such policy, will procure, pay for, and have in full force and effect either (i) an extended term for such policy, or (ii) a successor or replacement policy of directors’ and officers’ liability insurance, or (iii) a six (6) year tail coverage policy in respect of the Company’s current directors’ and officers’ liability insurance policy.

6.       Release of Claims

6.1       Representations and Covenants

(a)       No Injuries. Consultant hereby represents and warrants to the Company that, as of the Effective Date, Consultant is not suffering from any physical or mental injury incurred through work performed in the course and scope of his employment with the Company.

(b)       Ownership of Claims. Consultant hereby represents and warrants to the Company that Consultant is the sole owner of, and has not assigned to any other person any rights with respect to, any of the claims that Consultant is waiving under Section 6.2(a), below.

(c)       No Suits, Etc. Consultant hereby (i) represents and warrants to the Company that Consultant has not filed any complaints, charges or lawsuits against the Company or any of its affiliates or any of their respective officers, directors, shareholders, or other agents, or with any governmental agency or in any court based upon Consultant's employment with the Company, or the termination of such employment, or the prior ownership of the stock of the Company; and (ii) covenants and agrees that he will not file any such complaints, charges, or lawsuits at any time hereafter.

6.2       Release and Waiver. Except for "Excluded Claims" (as defined below):

(a)       Release by Consultant. Consultant hereby releases and discharges the Company and its affiliates, and their respective shareholders, officers, directors, Consultants, insurance carriers, other agents, vendors, consultants, successors and assigns (all such parties collectively are hereinafter referred to as the "Company Released Parties"), of and from any and all claims, costs, damages, expenses, liabilities, obligations and causes of action, whether known or unknown, of every type and kind whatsoever, which Consultant has or may hereafter learn of against any or all of the Company Released Parties, arising from or relating in any way to his employment with the Company or the termination of such employment, including but not limited to claims based upon or relating to: (a) any express or implied employment contract (including but not limited to all Consultant compensation and benefit plans); (b) wrongful discharge; (c) claims of discrimination under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and the Texas Labor Code, including Chapter 21 of the Texas Labor Code, which prohibit discrimination based on race, color, age, ancestry, national origin, sex, religion, mental or physical disabilities, or marital status; (d) any other federal, state or local laws or regulations prohibiting employment discrimination; or (e) claims for additional wages, compensation, retirement benefits or other entitlements or benefits.

(b)       Release by the Company. The Company hereby releases and discharges Consultant of and from any and all claims, costs, damages, expenses, liabilities, obligations and causes of action, whether known or unknown, of every type and kind whatsoever, which the Company has or may hereafter learn of against Consultant, arising from or relating in any way to Consultant's prior employment with the Company or the termination of such employment.

6.3       Excluded Claims. For purposes of this Agreement, the term "Excluded Claims" means any claim arising from (a) a breach by a party of any of his or its obligations, representations, covenants, or other agreements under this Agreement, (b) claims under any written stock option agreement between Consultant and the Company, (c) claims for benefits under any qualified retirement plan sponsored by the Company and in which Consultant participates, (d) any right that Consultant may have to elect "COBRA" continuation coverage under any group health plan sponsored by the Company, (e) any right that Consultant may have to demand indemnification under the Articles of Incorporation or Bylaws of the Company or any written Indemnification Agreement between the Company and Consultant, or applicable law, or (f) fraud.

7.       Term

7.1       Term. Subject to termination pursuant to Section 7.2, below, (a) the initial term of this Agreement shall be for a period of ninety (90) days commencing on the Effective Date (the “Initial Term”), and (b) thereafter, the term of this Agreement shall be on a month-to-month basis.

7.2       Termination of Agreement

(a)       Termination by Consultant. From and after the expiration of the Initial Term, Consultant may elect to terminate this Agreement at any time by delivering to the Company written notice of termination at least thirty (30) days prior to the proposed effective date of such termination. It is further agreed that Consultant may terminate this Agreement immediately if (a) the Company fails to timely make the payments required by Section 2 hereof, or (b) the Company terminates its consulting arrangement with Robert Watson effective any time prior to the filing of the Form 10-K for the year ended December 31, 2016.

(b)       Termination by Company. The Company shall be entitled to terminate this Agreement either (i) for Cause, effective upon delivery of written notice of termination, or (ii) from and after the expiration of the without Cause, upon delivery of at least thirty (30) days' advance written notice, or (iii) if Consultant is an individual, by reason of Consultant’s Disability.

(c)       Death of Consultant. If Consultant is an individual, then this Agreement shall terminate automatically upon Consultant's death.

(d)       Definitions. For purposes of this Agreement, the term:

(i)       "Cause" shall mean (i) Consultant’s failing to perform the duties and obligations imposed upon Consultant hereunder and failing to cure such breach within seven (7) days following delivery to Consultant of written notice specifying the failures to perform; (ii) Consultant’s engaging in either grossly negligent conduct or willful misconduct in connection with the performance of the Services; (iii) the conviction of Consultant for any crime which constitutes a felony (other than a vehicular violation not involving theft or fraud) in the jurisdiction in which committed and which involves an act of theft or fraud, or the entry by Consultant of a plea of guilty or nolo contendre to such a felony in any such jurisdiction; (iv) any violation by Consultant of any fiduciary duty to the Company which has the effect of unlawfully converting for Consultant’s own benefit any material property or prospect of the Company; or (v) repeated consumption of alcohol or drugs in a manner that materially impairs Consultant’s abilities to perform Consultant's duties under this Agreement.

(ii)       "Disability" shall mean a medical or physical condition which, in the opinion of a licensed medical doctor reasonably acceptable to the Company and the Consultant or the Consultant’s representative, renders Consultant incapable for a period of at least two (2) consecutive months of performing the Services under this Agreement.

7.3       Effect of Termination. Upon the expiration or termination of this Agreement in accordance with its terms, (a) the Company shall continue to be obligated to pay Consultant for all consulting fees accrued under Section 2.1, above, with respect to the period ending on the Effective Date of termination, (b) the Company shall be obligated to reimburse Consultant for all expenses paid or incurred prior to termination and for which Consultant is entitled to be reimbursed pursuant to Section 2.2, above, (c) Consultant shall continue to be bound by the terms and conditions of the Nondisclosure and Assignment of Inventions Agreement Policy described in Section 3.2, above, and (d) Consultant shall deliver to the Company all notes (whether in tangible or electronic form), memoranda, and other written or otherwise recorded materials which Consultant may possess that relate to the Company's Business or embody any partially completed or fully completed work product pertaining to Consultant's performance of Services for the Company.

8.       Independent Contractor

8.1       Status. Consultant acknowledges that in performing Services pursuant to this Agreement, Consultant (a) shall be an independent contractor and not an employee of the Company, (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend, and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Consultant pursuant to this Agreement.

8.2       Limitation on Authority. Consultant (a) shall not be an agent of the Company and shall have no authority to bind the Company or incur any liabilities in the name of the Company, except with the prior written consent of the Company (which consent may be withheld in the absolute discretion of the Company), and (b) shall indemnify, defend, and hold the Company free and harmless from and against all claims, costs, damages, and expenses arising from or related to a breach by Consultant of the limitation set forth in the preceding clause "(a)."

9.       Miscellaneous

9.1       Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means producing a tangible receipt evidencing a successful transmission , or (d) on the next business day after the day on which deposited with a regulated public carrier (e.g., Federal Express), freight prepaid, addressed to the party for whom intended at the address or facsimile number set forth on the signature page of this Agreement, or such other address, notice of which has been delivered in a manner permitted by this Section 9.1.

9.2       Further Assurances. Each party agrees, upon the request of the other party, to make, execute, and deliver such additional documents, and to take such additional actions, as may be reasonably necessary to effectuate the purposes of this Agreement.

9.3       Severability. If any provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any court having jurisdiction, such condition shall not affect the validity or enforceability of any of the remaining portions hereof, unless it deprives any party hereto of any material right or license held by such party under this Agreement. The parties shall negotiate in good faith to replace any such ineffective, unenforceable or illegal provisions as soon as is practicable, and the substituted provision shall, as closely as possible, have the same economic effect as the eliminated provision.

9.4       Entire Agreement; Amendments. This Agreement (a) contains the entire agreement and understanding between the parties and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, concerning Consultant's engagement with the Company, and (b) shall not be modified or amended, except by a written instrument executed after the Effective Date hereof by the party sought to be charged with such amendment or modification.

9.5       Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with applicable provisions of the laws of the State of Texas (without regard to application of its conflict-of-law principles), and each party hereby consents to the jurisdiction of the courts of the State of Texas for purposes of all actions commenced to construe or enforce this Agreement.

9.6       Waiver. No waiver of any term, provision or condition of this Agreement, the breach or default thereof, by conduct or otherwise, in one or more instances shall be deemed to be either a continuing waiver or a waiver of a subsequent breach or default of any such term, provision or condition of this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

9.7       Construction. This Agreement is the result of negotiations between the parties and neither of the parties entering into this Agreement has acted under any duress or compulsion, whether legal, economic or otherwise. The parties hereby waive the application of any rule of law that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared this Agreement or any earlier draft of the same. In this Agreement, the word "Person" includes any individual, company, trust or other legal entity of any kind, and the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to." Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular the plural. Unless otherwise expressly indicated herein, the words "hereof," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to "Section" herein shall refer to the sections and paragraphs of this Agreement unless specifically stated otherwise. The section and other headings, if any, contained in this Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.

9.8       Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, binding on each signatory thereto. A copy of this Agreement that is executed by a party and transmitted by that party to the other party by facsimile or as an attachment (e.g., in ".tif" or ".pdf" format) to an email shall be binding upon the signatory to the same extent as a copy hereof containing that party's original signature.

10.       EFFECTIVE DATE

10.1       Review and Revocation. Consultant acknowledges and agrees that:

(a)       Review. This Agreement was first presented to him by the Company on January 20, 2017, and Consultant has been provided a period of twenty-one (21) days to review and consider this Agreement before signing it. Consultant understands that he may use as much of such 21-day period as he wishes prior to signing, and to the extent Consultant has elected to execute this Agreement prior to the expiration of such 21-day period, Consultant has done so at his own initiative.

(b)       Revocation. Consultant may revoke this Agreement within seven (7) days after signing it by delivering a written notice of revocation to the Company within seven (7) days after Consultant signs this Agreement. If Consultant so revokes this Agreement within that period of time, then no party shall have any further rights or obligations under this Agreement (and, thereby, the Company shall not have any obligation to provide the Separation and Consulting Consideration).

10.2       Effective Date. The "Effective Date" of this Agreement shall be the first day as of which Consultant's seven-day revocation period described in Section 10.1(b), above, expires without Consultant having delivered to the Company a written notice of revocation of this Agreement.

[Signatures appear on the following page.]

In Witness Whereof, the parties hereto have executed this Agreement, effective as of the date set forth above.

"Company:"	"Consultant:"

EnerJex Resources, Inc., a Nevada corporation

By
Name & title:	Douglas M. Wright

Date	Date

Address, Facsimile No. and Email for Notices

EnerJex Resources, Inc.

Attn: Chief Executive Officer

4040 Broadway, Ste. 508

San Antonio, TX 78209

Facsimile No.: (210) 451-5546

Email: lgschott@hotmail.com

Address and Email for Notices: 626 Sentry Hill San Antonio, TX 78260 Email: dwright@enerjexresources.com

Appendix 1

To

Consulting Agreement

Description of Terms of Consulting Engagement

1.       Services (Section 1.1). Consultant shall deliver the following Services to the Company pursuant to this Agreement: Subject to the authority of the Company's Chief Executive Officer, (i) assisting the Company’s officers in the development and implementation of efficient accounting policies and procedures, (ii) assisting the Company's officers in overseeing and managing the daily accounting and financial functions of the Company in a manner that allows the Company to efficiently execute its business plan, (iii) assisting the Company's officers in supervising the Company's relationship with and the work performed by the Company's external auditors; (iv) identifying and recommending the hiring, subject to approval by the Company’s Chief Executive Officer, of appropriate personnel to assist Consultant and the Company's other officers in discharging their responsibilities, (v) assisting the Company's officers in (A) preparing Securities and Exchange Commission (SEC) filings related to financial reporting, including quarterly reports, annual reports and proxies, and (B) ensuring that the Company is in compliance with SEC regulations related to financial disclosure and Company reporting, provided, however, that Consultant’s involvement in any such filings shall be limited as described in Section 1.1(a), and (vi) providing transition support in order to enable the Company to change operating responsibility and signatories for the Company’s bank accounts and payroll services and other vendor relationships.

2.       Rate Per Period for Consulting Fees (Section 2.1): $18,000.00 per month, payable in bi-monthly (i.e., twice monthly) installments of $9,000 each on the 1st day and the 16th day of each calendar month.

3.       Description of Time Commitment (described parties' agreement regarding the approximate time commitment that Consultant is making to the delivery of Services hereunder (e.g., approximate hours per month)): full-time through March 31, 2017, and thereafter on a substantially full-time basis, provided that Consultant may accept and perform services for other Persons so long as those services do not materially interfere with Consultant's ability to perform his services hereunder.

Company's Initials	Consultant's Initials

Appendix 1